EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS SECOND QUARTER AND FIRST HALF 2021 RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.065

Selected Highlights

•	Record quarterly wood products segment results
•	Second quarter Operating EBITDA* of $83.8 million and net income of $21.4 million
•	Completed Capital Program to Increase Stendal Mill production by 80,000 ADMTs per year

NEW YORK, NY, July 29, 2021 ‑ Mercer International Inc. (Nasdaq: MERC) today reported second quarter 2021 Operating EBITDA increased to $83.8 million from $40.5 million in the second quarter of 2020 and from $82.0 million in the first quarter of 2021.

In the second quarter of 2021, net income was $21.4 million (or $0.32 per share) compared to a net loss of $8.4 million (or $0.13 per share) in the second quarter of 2020 and net income of $5.9 million (or $0.09 per share) in the first quarter of 2021.

In the first half of 2021, Operating EBITDA increased by 70% to $165.8 million from $97.5 million in the same period of 2020. In the first half of 2021, net income was $27.3 million (or $0.41 per share) compared to a net loss of $11.8 million (or $0.18 per share) in the same period of 2020.

Mr. David Gandossi, the Chief Executive Officer, stated: “In the second quarter, we successfully and safely completed major capital programs to improve the performance of our Stendal and Peace River mills. At Stendal we have added 80,000 tonnes of NBSK pulp capacity with the addition of two new batch digesters which are currently being ramped up. At Peace River we rebuilt its recovery boiler and are ramping up its operations.

Our Friesau sawmill’s strong second quarter production allowed it to continue significant sales into the very strong U.S. market and to achieve record quarterly operating income of $42.3 million. In the current quarter, approximately 39% of lumber sales volumes were to the U.S.

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

Pulp prices improved across all markets in the second quarter. Second quarter average European NBSK list prices were up $251 per ADMT and average net prices in China were up $79 per ADMT compared to the first quarter. Currently NBSK list prices are approximately $1,340 in Europe and net prices are approximately $850 in China.

While I am encouraged by the global roll-out of vaccines and the reopening of economies, there remains ongoing uncertainty about the impact of COVID-19 variations and increases in infection levels. Consequently, we will maintain our measures and procedures put in place to protect our employees and contractors and which allow us to operate our business safely and efficiently.

In the interior of British Columbia the wildfires situation so far has not disrupted our operations but has impacted logistics, increasing rail congestion, slowing pulp deliveries and causing the use of more expensive trucking. We are continuing to monitor the situation.

Looking ahead to the third quarter, we expect strong pulp market fundamentals to support marginally higher NBSK pulp prices in Europe but we expect a modest price decline in China. As well, we expect lumber demand and pricing to remain steady in all markets. Although there was a recent significant price correction in the U.S. lumber market, prices remain at historically attractive levels. Further, we believe U.S. lumber prices are near a floor level and expect them to slowly increase once home construction ramps up in the early fall.

Steady markets combined with our ample liquidity leave us well positioned to accelerate our strategic plan, including pursuing high return opportunities.”

Consolidated Financial Results

	Q2	Q1		Q2	YTD		YTD
	2021	2021		2020	2021		2020
	(in thousands, except per share amounts)
Revenues	$401,832	$412,720		$341,195	$814,552		$691,794
Operating income	$51,836	$51,029		$10,315	$102,865		$34,377
Operating EBITDA	$83,791	$81,996		$40,516	$165,787		$97,524
Loss on early extinguishment of debt	$—	$(30,368)	(1)	$—	$(30,368)	(1)	$—
Net income (loss)	$21,415	$5,933		$(8,411)	$27,348		$(11,803)
Net income (loss) per common share
Basic and diluted	$0.32	$0.09		$(0.13)	$0.41		$(0.18)

______________

(1)	Redemption of 6.50% senior notes due 2024 and 7.375% senior notes due 2025.

Consolidated – Three Months Ended June 30, 2021 Compared to Three Months Ended June 30, 2020

Total revenues for the three months ended June 30, 2021 increased by approximately 18% to $401.8 million from $341.2 million in the same quarter of 2020 primarily due to higher pulp and lumber sales realizations partially offset by lower pulp sales volumes.

Costs and expenses in the current quarter increased by approximately 6% to $350.0 million from $330.9 million in the second quarter of 2020 primarily due to higher maintenance costs and the negative impact of a weaker dollar on our Canadian dollar and euro denominated costs and expenses partially offset by lower pulp sales volumes.

In the second quarter of 2021, Operating EBITDA increased to $83.8 million from $40.5 million in the same quarter of 2020 primarily due to higher pulp and lumber sales realizations partially offset by higher maintenance costs, the negative impact of a weaker dollar and lower pulp sales volumes.

Segment Results

Pulp

	Three Months Ended June 30,
	2021	2020
	(in thousands)
Pulp revenues	$297,191	$276,919
Energy and chemical revenues	$13,058	$21,127
Operating income	$13,338	$8,110

In the second quarter of 2021, pulp segment operating income increased by approximately 64% to $13.3 million from $8.1 million in the same quarter of 2020 as higher pulp sales realizations were only partially offset by higher maintenance costs, the negative impact of a weaker dollar and lower pulp sales volumes.

In the current quarter of 2021, average NBSK pulp sales realizations increased by approximately 45% to $830 per ADMT from $573 per ADMT in the same quarter of the prior year due to strong demand and low customer inventory levels. NBSK pulp sales volumes decreased by approximately 22% to 330,425 ADMTs in the current quarter from 422,586 ADMTs in the same quarter of 2020 due to lower production.

NBSK pulp production declined by approximately 16% to 355,103 ADMTs in the current quarter from 423,773 ADMTs in the same quarter of 2020 primarily due to capital projects and maintenance downtime. In the current quarter of 2021, our pulp mills had 117 days of maintenance downtime (approximately 173,100 ADMTs) including our 50% owned Cariboo mill. Approximately 79 days of such downtime was at our Peace River mill and primarily related to boiler work which was deferred from last year relating to a 2017 incident. The Peace River mill maintenance shut was about 25 days longer than planned, nine days of which were in July, but we expect the majority of this extra downtime will be covered by our insurance.

In the second quarter of 2021, we received insurance proceeds of $20.0 million in connection with the costs of the Peace River mill boiler work along with an initial payment of $4.2 million for our business interruption insurance claims. We currently expect our remaining business interruption insurance claim to be in excess of $15 million.

We estimate that annual maintenance downtime in the current quarter adversely impacted our operating income by approximately $80.1 million, comprised of approximately $45.0 million in direct out-of-pocket expenses and the balance in reduced production (exclusive of business interruption insurance proceeds).

In the third quarter of 2021, excluding our 50% owned Cariboo mill, we have 24 days of scheduled maintenance. Also, while our Rosenthal mill will be operating and producing pulp, in the third quarter of 2021 it will take down and rebuild its turbine. This work is expected to continue into the early fourth quarter and require the mill to purchase its energy requirements.

On average, in the current quarter overall per unit fiber costs were flat when compared to the same quarter of 2020.

Wood Products

	Three Months Ended June 30,
	2021	2020
	(in thousands)
Lumber revenues	$86,285	$37,611
Energy revenues	$2,692	$2,629
Wood residual revenues	$1,462	$1,487
Operating income	$42,314	$4,327

In the second quarter of 2021, our wood products segment had record operating income of $42.3 million compared to $4.3 million in the same quarter of 2020 primarily due to a higher lumber realized sales price.

Average lumber sales realizations increased to $789 per Mfbm in the second quarter of 2021 from approximately $345 per Mfbm in the same quarter of 2020 due to higher pricing in both the U.S. and European markets. U.S. lumber pricing increased due to strong demand from the housing and renovation markets. European lumber pricing increased due to steady demand with limited supply.

Fiber costs were approximately 75% of our lumber cash production costs in the current quarter. In the current quarter per unit fiber costs increased by approximately 30% from the same quarter of 2020 primarily due to strong demand for sawlogs and the negative impact of a weaker dollar on our euro denominated fiber costs.

In the third quarter of 2021, our Friesau sawmill has four weeks of seasonal scheduled downtime.

Consolidated – Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020

Total revenues for the first half of 2021 increased by approximately 18% to $814.6 million from $691.8 million in the first half of 2020 primarily due to higher pulp and lumber sales realizations partially offset by lower pulp sales volumes.

Costs and expenses in the first half of 2021 increased by approximately 8% to $711.7 million from $657.4 million in the first half of 2020 primarily due to the negative impact of a weaker dollar on our Canadian dollar and euro denominated costs and expenses and higher maintenance costs partially offset by lower pulp sales volumes and per unit fiber costs.

For the first half of 2021, our net income was $27.3 million, or $0.41 per share compared to a net loss of $11.8 million, or $0.18 per share, in the same period of 2020.

In the first half of 2021, Operating EBITDA increased by approximately 70% to $165.8 million from $97.5 million in the same period of 2020 primarily due to higher pulp and lumber sales realizations and lower per unit fiber costs partially offset by higher maintenance costs, the negative impact of a weaker dollar on our Canadian dollar and euro denominated costs and expenses and lower pulp and energy sales volumes.

Liquidity

The following table is a summary of selected financial information as of the dates indicated:

	June 30,	December 31,
	2021	2020
	(in thousands)
Cash and cash equivalents	$384,534	$361,098
Working capital	$672,237	$663,056
Total assets	$2,214,698	$2,129,126
Long-term liabilities	$1,345,200	$1,316,303
Total shareholders' equity	$604,134	$601,027

As of June 30, 2021, we had cash and cash equivalents of approximately $384.5 million and approximately $310.4 million available under our revolving credit facilities, providing aggregate liquidity of about $694.9 million.

Quarterly Dividend

A quarterly dividend of $0.065 per share will be paid on October 6, 2021 to all shareholders of record on September 29, 2021. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for July 30, 2021 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/w2j2nx7v or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 2.2 million tonnes of pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi, FCPA, FCA

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q2	Q1		Q2	YTD		YTD
	2021	2021		2020	2021		2020
	(in thousands, except per share amounts)
Pulp segment revenues	$310,249	$339,756		$298,046	$650,005		$601,651
Wood products segment revenues	90,439	70,987		41,727	161,426		87,505
Corporate and other revenues	1,144	1,977		1,422	3,121		2,638
Total revenues	$401,832	$412,720		$341,195	$814,552		$691,794

Pulp segment operating income	$13,338	$25,296		$8,110	$38,634		$29,549
Wood products segment operating income	42,314	27,977		4,327	70,291		9,882
Corporate and other operating loss	(3,816)	(2,244)		(2,122)	(6,060)		(5,054)
Total operating income	$51,836	$51,029		$10,315	$102,865		$34,377

Pulp segment depreciation and amortization	$27,967	$27,046		$27,219	$55,013		$57,590
Wood products segment depreciation and amortization	3,748	3,723		2,804	7,471		5,181
Corporate and other depreciation and amortization	240	198		178	438		376
Total depreciation and amortization	$31,955	$30,967		$30,201	$62,922		$63,147

Operating EBITDA	$83,791	$81,996		$40,516	$165,787		$97,524
Loss on early extinguishment of debt	$—	$(30,368)	(1)	$—	$(30,368)	(1)	$—
Income tax provision	$(10,685)	$(2,698)		$(882)	$(13,383)		$(6,226)
Net income (loss)	$21,415	$5,933		$(8,411)	$27,348		$(11,803)
Net income (loss) per common share
Basic and diluted	$0.32	$0.09		$(0.13)	$0.41		$(0.18)
Common shares outstanding at period end	66,037	65,988		65,868	66,037		65,868

______________

(1)	Redemption 6.50% senior notes due 2024 and 7.375% senior notes due 2025.

(1)

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

Summary Operating Highlights

	Q2	Q1	Q2	YTD	YTD
	2021	2021	2020	2021	2020
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	355.1	396.9	423.8	752.0	879.0
NBHK	4.5	81.6	88.8	86.1	167.8
Annual maintenance downtime ('000 ADMTs)	173.1	37.8	11.3	210.9	13.6
Annual maintenance downtime (days)	117	27	15	144	17
Pulp sales ('000 ADMTs)
NBSK	330.4	418.6	422.6	749.1	860.9
NBHK	30.3	69.0	69.3	99.4	135.4
Average NBSK pulp prices ($/ADMT)(1)
Europe	1,288	1,037	850	1,163	842
China	962	883	572	922	573
North America	1,598	1,302	1,158	1,450	1,143
Average NBHK pulp prices ($/ADMT)(1)
China	767	692	465	729	463
North America	1,297	1,020	897	1,158	893
Average pulp sales realizations ($/ADMT)(2)
NBSK	830	668	573	739	567
NBHK	672	520	475	566	472
Energy production ('000 MWh)(3)	362.0	519.1	562.9	881.1	1,141.3
Energy sales ('000 MWh)(3)	130.9	201.1	222.0	332.0	453.7
Average energy sales realizations ($/MWh)(3)	90	97	85	94	90

Wood Products Segment
Lumber production (MMfbm)	116.7	117.8	113.5	234.5	229.8
Lumber sales (MMfbm)	109.3	108.2	109.0	217.5	226.7
Average lumber sales realizations ($/Mfbm)	789	622	345	706	347
Energy production and sales ('000 MWh)	21.0	16.4	22.7	37.3	45.4
Average energy sales realizations ($/MWh)	128	129	116	129	116

Average Spot Currency Exchange Rates
$ / €(4)	1.2050	1.2045	1.1016	1.2048	1.1019
$ / C$(4)	0.8142	0.7902	0.7221	0.8026	0.7328

______________

(1)	Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates.
(2)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Does not include our 50% joint venture interest in the Cariboo mill, which is accounted for using the equity method.
(4)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

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MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$401,832	$341,195	$814,552	$691,794
Costs and expenses
Cost of sales, excluding depreciation and amortization	297,826	284,333	608,023	560,389
Cost of sales depreciation and amortization	31,935	30,179	62,881	63,090
Selling, general and administrative expenses	20,235	16,368	40,783	33,938
Operating income	51,836	10,315	102,865	34,377
Other income (expenses)
Interest expense	(17,130)	(20,108)	(36,149)	(40,192)
Loss on early extinguishment of debt	—	—	(30,368)	—
Other income (expenses)	(2,606)	2,264	4,383	238
Total other expenses, net	(19,736)	(17,844)	(62,134)	(39,954)
Income (loss) before income taxes	32,100	(7,529)	40,731	(5,577)
Income tax provision	(10,685)	(882)	(13,383)	(6,226)
Net income (loss)	$21,415	$(8,411)	$27,348	$(11,803)
Net income (loss) per common share
Basic and diluted	$0.32	$(0.13)	$0.41	$(0.18)
Dividends declared per common share	$0.0650	$0.0650	$0.1300	$0.2025

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MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$384,534	$361,098
Accounts receivable, net	225,238	227,055
Inventories	313,354	271,696
Prepaid expenses and other	14,475	15,003
Total current assets	937,601	874,852
Property, plant and equipment, net	1,133,292	1,109,740
Investment in joint ventures	45,844	46,429
Amortizable intangible assets, net	50,982	51,571
Operating lease right-of-use assets	11,829	13,251
Other long-term assets	33,896	31,928
Deferred income tax	1,254	1,355
Total assets	$2,214,698	$2,129,126
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$264,459	$210,994
Pension and other post-retirement benefit obligations	905	802
Total current liabilities	265,364	211,796
Debt	1,157,873	1,145,294
Pension and other post-retirement benefit obligations	31,057	31,810
Finance lease liabilities	57,039	41,329
Operating lease liabilities	8,488	9,933
Other long-term liabilities	12,130	10,909
Deferred income tax	78,613	77,028
Total liabilities	1,610,564	1,528,099
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 66,037,000 issued and outstanding (2020 – 65,868,000)	65,988	65,800
Additional paid-in capital	347,093	345,696
Retained earnings	235,872	217,106
Accumulated other comprehensive loss	(44,819)	(27,575)
Total shareholders’ equity	604,134	601,027
Total liabilities and shareholders’ equity	$2,214,698	$2,129,126

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MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cash flows from (used in) operating activities
Net income (loss)	$21,415	$(8,411)	$27,348	$(11,803)
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depreciation and amortization	31,955	30,201	62,922	63,147
Deferred income tax provision (recovery)	1,276	(4,744)	2,480	(6,075)
Inventory impairment	—	6,530	—	12,264
Loss on early extinguishment of debt	—	—	30,368	—
Defined benefit pension plans and other post-retirement benefit plan expense	856	739	1,775	1,501
Stock compensation expense (reversal)	975	(34)	1,585	(80)
Foreign exchange transaction losses (gains)	1,966	6,880	(6,640)	736
Other	356	(695)	(260)	(1,192)
Defined benefit pension plans and other post-retirement benefit plan contributions	(1,202)	(797)	(2,125)	(1,712)
Changes in working capital
Accounts receivable	16,364	14,938	3,941	(5,988)
Inventories	(21,964)	11,442	(42,763)	(6,678)
Accounts payable and accrued expenses	30,167	7,879	34,603	(49,781)
Other	(1,012)	177	(1,794)	(76)
Net cash from (used in) operating activities	81,152	64,105	111,440	(5,737)
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(62,124)	(21,544)	(87,386)	(44,562)
Insurance proceeds	20,048	—	20,048	—
Purchase of amortizable intangible assets	(568)	(89)	(1,209)	(527)
Other	285	796	(109)	847
Net cash from (used in) investing activities	(42,359)	(20,837)	(68,656)	(44,242)
Cash flows from (used in) financing activities
Redemption of senior notes	—	—	(824,557)	—
Proceeds from issuance of senior notes	—	—	875,000	—
Proceeds from (repayment of) revolving credit facilities, net	(42,042)	(25,651)	(57,112)	25,609
Dividend payments	(4,289)	—	(4,289)	(9,047)
Payment of debt issuance costs	—	—	(14,414)	—
Proceeds from government grants	—	299	8,532	299
Repurchase of common shares	—	—	—	(162)
Other	(1,832)	(1,996)	89	(11,797)
Net cash from (used in) financing activities	(48,163)	(27,348)	(16,751)	4,902
Effect of exchange rate changes on cash and cash equivalents	(1,179)	888	(2,597)	(2,674)
Net increase (decrease) in cash and cash equivalents	(10,549)	16,808	23,436	(47,751)
Cash and cash equivalents, beginning of period	395,083	286,526	361,098	351,085
Cash and cash equivalents, end of period	$384,534	$303,334	$384,534	$303,334

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MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or operating income as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. The following tables set forth the net income (loss) to Operating EBITDA:

	Q2	Q1	Q2	YTD	YTD
	2021	2021	2020	2021	2020
Net income (loss)	$21,415	$5,933	$(8,411)	$27,348	$(11,803)
Income tax provision	10,685	2,698	882	13,383	6,226
Interest expense	17,130	19,019	20,108	36,149	40,192
Loss on early extinguishment of debt	—	30,368	—	30,368	—
Other expenses (income)	2,606	(6,989)	(2,264)	(4,383)	(238)
Operating income	51,836	51,029	10,315	102,865	34,377
Add: Depreciation and amortization	31,955	30,967	30,201	62,922	63,147
Operating EBITDA	$83,791	$81,996	$40,516	$165,787	$97,524

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